Exhibit 4.1

EXECUTION COPY

$225,000,000

COMMSCOPE, INC.

1.00% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2024

PURCHASE AGREEMENT

March 18, 2004

Wachovia Capital Markets, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

As Representatives of the Several

Initial Purchasers named in Schedule

I hereto

c/o Wachovia Capital Markets, LLC

301 South College Street, 4th Floor

Charlotte, North Carolina 28288-0735

Dear Sirs and Mesdames:

CommScope, Inc., a Delaware corporation (the “Company”) confirms its agreement with respect to the proposed issuance and sale to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) of $225,000,000 principal amount of the Company’s 1.00% Convertible Senior Subordinated Debentures Due 2024 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture to be dated as of March 24, 2004 (the “Indenture”) between the Company and Wachovia Bank, National Association, as Trustee (the “Trustee”).  The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $25,000,000 principal amount of its 1.00% Convertible Senior Subordinated Debentures Due 2024 (the “Additional Securities”, and together with the Firm Securities, the “Securities”) if and to the extent that you shall have determined to exercise, on behalf of the Initial Purchasers, the right to purchase such Additional Securities granted to the Initial Purchasers in Section 2 hereof.  The Securities will be convertible into shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”, and such shares into which the Securities are convertible, the “Underlying Securities”).

Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to act as the joint book-running managers and as Representatives of the Initial Purchasers (in such capacity, the “Representatives”) in connection with the offering and sale of the Securities.

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement dated the Closing Date (as defined herein) between the Company and the Initial Purchasers (the “Registration Rights Agreement”).

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated March 17, 2004 (the “Preliminary Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated March 18, 2004 (the “Final Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities.  “Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated by reference therein, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.  The terms “supplement”, “amendment” and “amend” as used herein with respect to a Memorandum shall include all documents incorporated by reference in the Memorandum that are filed subsequent to the date of the Memorandum with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All references in this Agreement to the Common Stock shall be deemed to include the rights evidenced by such Common Stock to the extent provided in the Rights Agreement dated as of June 30, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C., as amended, as of the date hereof.

1.                                       Representations and Warranties.  The Company jointly represents and warrants to, and agrees with, you that:

(a)                                  (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Memorandum complied when filed or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder and (ii) the Memorandum, in the form used by the Initial Purchasers to confirm sales, as of its date and the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

(b)                                 The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, considered together as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(c)                                  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation; each of the Significant Subsidiaries of the Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Memorandum, is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, except as otherwise disclosed in the Memorandum, have a Material Adverse Effect; the issued and outstanding capital stock of each of the Company’s Significant Subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable, and except as otherwise disclosed in the Memorandum, is owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than the restrictions on the Company’s ability to transfer its interests in OFS CommScope Optical Technologies, Inc.); none of the outstanding shares of capital stock of any of the Company’s Significant Subsidiaries held directly or indirectly by the Company was issued in violation of the preemptive or similar rights of any securityholder of such Significant Subsidiary.

(d)                                 This Agreement has been duly authorized, executed and delivered by the Company.

(e)                                  The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Memorandum.

(f)                                    The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

(g)                                 The Firm Securities and the Additional Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.

(h)                                 The Underlying Securities issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(i)                                     Except (a) for the registration rights contained in the Registration Rights Agreement and (b) as otherwise disclosed in the Memorandum, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(j)                                     There are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party other than: (i) the Stockholders Agreement dated as of October 9, 2002 (the “Stockholders Agreement”) by and between the Company and The Furukawa Electric Co., Ltd. (“Furukawa”) and (ii) that certain Letter Agreement between the Company and Avaya Inc. dated October 26, 2003.

(k)                                  Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.

(l)                                     The execution and delivery by the Company, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Registration Rights Agreement and the Securities will not result in (i) the violation of any provision of applicable law or the certificate of incorporation or by-laws of the Company or any of its Significant Subsidiaries, or to the Company’s knowledge, any judgment, order or decree of any governmental body, agency or court having jurisdiction over such entity, or (ii) breach of, or default under, any agreement or other instrument binding upon the Company or any of its Significant Subsidiaries that is material to such entity and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by Federal and state securities laws with respect to the obligations of the Company under the Registration Rights Agreement.

(m)                               Except as otherwise disclosed in the Memorandum, subsequent to the respective dates as of which information is given in the Memorandum, (i) there has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, considered together as one enterprise, whether or not arising in the ordinary course of business; (ii) the Company and its subsidiaries, considered as one entity, have not incurred any liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any transaction or agreement not in the ordinary course of business which, in either case, is material to the Company and its subsidiaries taken as a whole; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or its subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(n)                                 None of the Company or any of its Significant Subsidiaries is in violation of its charter or by-laws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to such entity and to which such entity is a party or by which such entity or its property is bound, except for such defaults that would not, singly or in the aggregate, have a Material Adverse Effect.

(o)                                 No subsidiary of the Company is currently prohibited, directly or indirectly, from paying dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in the Memorandum.

(p)                                 There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of such entity is subject other than proceedings described in the Memorandum and proceedings that would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Securities or to consummate the transactions contemplated therein.

(q)                                 The Company and each of its Significant Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) are in compliance with any applicable provision of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or the rules and regulations promulgated thereunder and (v) are in compliance with any applicable provision of the Foreign Corrupt Practice Act or the rules and regulations promulgated thereunder, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals, failure to comply with the terms and conditions of such permits, licenses or approvals, or noncompliance with ERISA or the Foreign Corrupt Practices Act would not in each case, singly or in the aggregate, have a Material Adverse Effect.

(r)                                    Except as disclosed in the Memorandum, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(s)                                  The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Memorandum will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(t)                                    Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, each an “Affiliate”) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(u)                                 Based on the representations and warranties of the Initial Purchasers and compliance with the covenants by the Initial Purchasers as set forth in Section 7 of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities or the Underlying Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(v)                                 The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(w)                               The Company has established and maintained disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) that are designed to ensure that material information relating to the Company is made known to its chief executive officer and chief financial officer by others within the Company and its subsidiaries.

(x)                                   The books, records and accounts of the Company and each of its subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, such entity.  The Company and its subsidiaries, taken as a whole, maintain a system of accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets and (c) access to assets is permitted only in accordance with management’s general or specific authorization.

(y)                                 The Company and each of its Significant Subsidiaries own or possess, or own or possess licenses or other rights to use, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, the “Intellectual Property”) currently employed or required by such entity in connection with the business currently conducted by such entity as described in the Memorandum, except such as the failure to so own or possess would not have, singly or in the aggregate, a Material Adverse Effect.  To the best of the Company’s knowledge, there are no valid and enforceable United States patents that are infringed by the business currently conducted by the Company and each of its subsidiaries, or as currently proposed to be conducted by such entity, as described in the Memorandum and which would have a Material Adverse Effect.  The Company and each of its subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental agency or instrumentality which restricts or impairs the use of the Intellectual Property in a manner which would have a Material Adverse Effect.  None of the Company or any of its subsidiaries has received any written notice of infringement of or conflict with asserted rights of any third party with respect to the Intellectual Property which would have a Material Adverse Effect.

(z)                                   The Company and each of its Significant Subsidiaries have all material permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an “Authorization”) of, and have made all filings with and notices to, all appropriate federal, state, local or foreign governmental or regulatory authorities and self regulatory organizations and all courts and other tribunals, as are necessary to own, lease, license and operate their respective properties and to conduct their respective businesses, except to the extent the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a Material Adverse Effect.  Each such Authorization is valid and in full force and effect and such entity is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to such entity; except to the extent such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a Material Adverse Effect.

(aa)                            There are no outstanding subscriptions, rights, warrants, options, calls or convertible securities granted or issued by the Company or any of its subsidiaries relating to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of such entity, except for options granted to directors and employees of the Company in the ordinary course of business, the Company’s 4% Convertible Subordinated Notes due 2006, or as described in the Memorandum.

(bb)                          The historical financial statements of the Company incorporated by reference in the Memorandum, together with related schedules and notes, present fairly in all material respects the financial position, results of operations and changes in financial position of the Company on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and the other financial and statistical information and data of the Company set forth in the Memorandum are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.  The financial information relating to the Company set forth under the captions “Summary- CommScope Summary Historical Financial Data”, “Capitalization”, “CommScope Selected Historical Financial Data” and “Unaudited Pro Forma Combined Financial Information” in the Memorandum are derived from the accounting records of the Company and its subsidiaries and fairly present in all material respects, on the basis stated in the Memorandum, the information included therein.  The pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto included under the caption “Unaudited Pro Forma Combined Financial Information” and elsewhere in the Offering Memorandum present fairly in all material respects the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(cc)                            No facts or circumstances have come to the Company’s attention to cause it to believe that (i) the financial statements of Avaya Connectivity Solution  (“ACS”) incorporated by reference in the Memorandum to the Company’s Form 8-K/A filed with the Commission on March 17, 2004, together with related schedules and notes, do not fairly present in all material respects the financial position, results of operations and changes in financial position of ACS on the basis stated therein at the respective dates or for the respective periods to which they apply and (ii) such statements and related schedules and notes have not been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(dd)                          There are no existing or, to the knowledge of the Company, threatened labor disputes with the employees of the Company or any of its subsidiaries which would have a Material Adverse Effect.

(ee)                            The statements relating to legal matters, documents or proceedings included in the Memorandum under the captions “Description of Capital Stock” and “Description of the Debentures” fairly summarize in all material respects such matters, documents or proceedings.

(ff)                                Neither the Company, nor to its knowledge, any of its officers, directors or affiliates has taken, or will take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock or any security convertible into or exchangeable for Common Stock to facilitate the sale or resale of any of the Securities.

(gg)                          The Company and each of its subsidiaries have filed all Federal, state, local and foreign tax returns which are required to be filed through the date hereof (except where the failure to so file would not be reasonably likely to have a Material Adverse Effect), which returns are true and correct except for inaccuracies which would not have a Material Adverse Effect, or have received extensions thereof, and have paid all taxes shown on such returns and all assessments received by them to the extent that the same have become due, except for such taxes or assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided or for which failure to pay would not have a Material Adverse Effect.  There are no tax audits or investigations pending, which if adversely determined, would have a Material Adverse Effect.

(hh)                          The Company and each of its Significant Subsidiaries are insured against such losses and risks and in such amounts containing such deductibles and covering such risks as commercially prudent under the circumstances, except where the failure to do so would not have a Material Adverse Effect, and all such insurance is in full force and effect.

(ii)                                  None of the Company or any of its subsidiaries or any other person associated with or acting on behalf of such entity including, without limitation, any director, officer, agent or employee of such entity has, directly or indirectly, while acting on behalf of such entity (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

(jj)                                  The Company and each of its Significant Subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by such entity, in each case free and clear of all liens, encumbrances and defects except such as are described in the Memorandum or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by such entity.  Any real property and buildings held under lease by such entity is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by such entity.

(kk)                            There is no document, contract or other agreement of a character required to be filed under the Exchange Act which is not described or filed as required by the Exchange Act or the rules and regulations of the Commission thereunder.

2.                                       Agreements to Sell and Purchase.  The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 97.50% of the principal amount thereof (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Securities, and the Initial Purchasers shall have the right to purchase, severally and not jointly, up to $25,000,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, to the date of payment and delivery.  You may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice not later than 30 days after the Closing Date.  Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased.  Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities nor later than ten business days after the date of such notice.  On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Securities.  Notwithstanding anything else to the contrary herein, the Initial Purchasers shall not have the right to purchase any Additional Securities after the 13-day period beginning on the issue date of the Firm Securities (within the meaning of Treas. Reg. Sec. 1.1273-2), unless the Initial Purchasers represent, either orally or in writing (in their sole discretion), to Fried, Frank, Harris, Shriver & Jacobson LLP, in their capacity as tax counsel to the Company, that, after due inquiry, the Additional Securities to be purchased and resold by the Initial Purchasers will be issued with no more than a de minimis amount of original issue discount within the meaning of Treas. Reg. Sec. 1.1273-1(d).

The Company hereby agrees that, without the prior written consent of the Representatives, on behalf of the Initial Purchasers, it will not, during the period ending 90 days after the date of the Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (A) the sale of the Securities under this Agreement or (B) the sale of any shares of Common Stock pursuant to the Registration Rights Agreement dated as of January 31, 2004 between the

Company and Avaya Inc., (C) the granting of options pursuant to the Company’s employee benefit plans existing on the date hereof or (D) the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Initial Purchasers have been advised in writing.  The Company hereby agrees that, without the prior written consent of the Representatives, on behalf of the Initial Purchasers, it will not, during the period ending 90 days after the date of the Memorandum, release Furukawa from, or waive any of its agreements with Furukawa relating to, the restrictions on Furukawa’s ability to sell its shares of Common Stock of the Company as set forth in Section 3.1(c) of the Stockholders Agreement.

3.                                       Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder on the terms to be set forth in the Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.                                       Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on March 24, 2004, or at such other time on the same or such other date, not later than April 1, 2004, as shall be agreed upon by the Company and you.  The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than April 30, 2004 as shall be agreed upon by the Company and you.

The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations ($1,000 or integral multiples of $1,000 in excess thereof) as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Securities shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the account of the Initial Purchaser, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchaser duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

5.                                       Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Firm Securities on the Closing Date are subject to the following conditions:

(a)                                  Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)                                     there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Company’s securities or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

(ii)                                  there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries taken as one enterprise, from that set forth in the Memorandum provided to prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Memorandum.

(b)                                 The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)                                  The Initial Purchasers shall have received on the Closing Date an opinion of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, outside counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A-1 and (ii) the General Counsel of the Company, dated the Closing Date, to the effect set forth on Exhibit A-2.  Such opinions shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

(d)                                 The Initial Purchasers shall have received on the Closing Date an opinion of Davis Polk & Wardwell, counsel for the Initial Purchasers, dated the Closing Date, to the effect set forth in Exhibit B.

(e)                                  The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from (i) Deloitte & Touche LLP, independent public accountants, with respect to the financial information contained in the Memorandum relating to the Company and (ii) PricewaterhouseCoopers LLP, independent public accountants, with respect to the financial information contained in the Memorandum relating to ACS and OFS BrightWave, in each case containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum; provided that, in the case of the letters delivered on the Closing Date relating to the Company and to OFS Brightwave, such letters shall use a “cut-off date” not earlier than the date hereof.

(f)                                    The “lock-up” agreements, each substantially in the form of Exhibit C hereto, between you and each of the executive officers and directors of the Company listed on Schedule II hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

The several obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization, execution and authentication of the Additional Securities to be sold on such Option Closing Date and other matters as you may reasonably request.

6.                                       Covenants of the Company.  In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company covenants with each Initial Purchaser as follows:

(a)                                  The Company will furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b)                                 Before amending or supplementing the Memorandum, the Company will furnish to you a copy of each such proposed amendment or supplement and will not use any such proposed amendment or supplement to which you reasonably object.

(c)                                  If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary in the reasonable opinion of either the Company or the Initial Purchasers to amend or supplement the Memorandum in order to make the statements therein, in the light of the circumstances when the Memorandum is delivered to a purchaser, not misleading, or to amend or supplement the Memorandum to comply with applicable law, the Company will prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Memorandum so that the statements in the Memorandum as so amended or supplemented will not, in the light of the circumstances when the Memorandum is delivered to a purchaser, be misleading or so that the Memorandum, as  amended or supplemented, will comply with applicable law.

(d)                                 The Company will cooperate with you and its counsel in connection with the qualification of the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that the Company will not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(e)                                  Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company shall pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s and ACS’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants,  (ix) the document production charges and expenses associated with printing this Agreement and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.  It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(f)                                    Neither the Company nor any affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(g)                                 The Company will not solicit any offer to buy or offer to sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(h)                                 While any of the Securities or the Underlying Securities remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(i)                                     If requested by you, the Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

(j)                                     During the period of two years after the Closing Date or any Option Closing Date, if later, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities or the Underlying Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them except pursuant to an effective registration statement.

(k)                                  The Company will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

7.                                       Offering of Securities; Restrictions on Transfer.  Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser severally acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.  Each Initial Purchaser severally represents and agrees that it has not offered and sold the Securities, and will not offer and sell the Securities constituting its allotment, except in accordance with Rule 144A. Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it and each of its affiliates will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs that in purchasing such Securities are deemed to have represented and agreed as provided in the Memorandum under the caption “Transfer Restrictions”.

8.                                       Indemnity and Contribution.  (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except that this indemnity agreement shall not apply insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein; provided, however, that the Company shall not be liable to any Initial Purchaser under this indemnity agreement with respect to any Preliminary Memorandum to the extent that any such loss, claim, damage or liability of such Initial Purchaser results from the fact that such Initial Purchaser sold Debentures to a person as to whom it shall be established that there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Final Memorandum as then amended or supplemented in any case where such delivery is required by the Securities Act if the Company has previously furnished copies thereof in sufficient quantity to such Initial Purchaser and the loss, claim, damage or liability of such Initial Purchaser results from an untrue statement or omission or a material fact contained in the Preliminary Memorandum which was identified in writing at such time to such Initial Purchaser and corrected in the Final Memorandum as then amended or supplemented.

(b)                                 Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company its directors, officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in the Memorandum or any amendments or supplements thereto.

(c)                                  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)                                 To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Memorandum, bear to the aggregate offering price of the Securities.  The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e)                                  The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)                                    The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers, directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.                                       Termination.  The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if  after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National

Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Memorandum.

10.                                 Effectiveness; Defaulting Initial Purchasers.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, or an Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Memorandum or in any other documents or arrangements may be effected.  If, on an Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional

Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (b) purchase not less than the principal amount of Additional Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default.  Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

11.                                 Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

13.                                 Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours,

COMMSCOPE, INC.

By:	/s/ Jearld L. Leonhardt
	Name:	Jearld L. Leonhardt
	Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof

WACHOVIA CAPITAL MARKETS, LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Acting severally on behalf of themselves and the several Initial Purchasers named in Schedule I hereto.

By:	WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Trip Caldwell
	Name:	Trip Caldwell
	Title:	Director

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Geoffrey T. Blythe
	Name:	Geoffrey T. Blythe
	Title:	Managing Director